UNITED STATES
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QUALITY SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

AHMED D. HUSSEIN MURRAY F. BRENNAN, M.D. PATRICK B. CLINE THOMAS R. DIBENEDETTO IAN A. GORDON JOHN MCDUFFIE JOHN MUELLER (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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FOR IMMEDIATE RELEASE

AHMED D. HUSSEIN

OFFERS SLATE OF HIGHLY QUALIFIED NOMINEES AS ALTERNATIVE TO STATUS QUO

Calls on Shareholders to Vote the GOLD Proxy Card

New York, NY – August 9, 2012 –Below is a letter from Ahmed D. Hussein to his fellow shareholders of Quality Systems, Inc. (NASDAQ: QSII):

Dear Fellow Shareholders,

In my definitive proxy materials, filings and other communications I have described in detail the present board’s actions.  For example, on November 10, 2011, I stated in my 13D filing as follows:

"Mr. Hussein asserts that the sorry state of corporate governance at [QSII] is having a detrimental effect on its current operations and is potentially more harmful to the future of the company.  Mr. Hussein is enthusiastic about the promise of [QSII's] proprietary software for the company and is a strong believer in the ability of IT healthcare companies to reduce the spiraling health care costs and save patients' lives, both in the United States and worldwide.  He is concerned, however, that [QSII's] financial results are adversely affected by the board's failure to perform its main function of exercising meaningful supervision over the development by senior management of a proposed strategic direction and resulting business plan for [QSII], evaluating the reasonableness of the assumptions underlying the budget, and taking steps to hold senior management accountable for achievement of the business plan and the budget.   Mr. Hussein is also concerned about the accuracy of public disclosures made by the company."

Since I made those statements, Quality Systems' stock has lost nearly two-thirds of its value due to the company's poor financial performance.  Yet management keeps telling the shareholders to protect their investment by voting for the present board!  Does management mean to protect the one-third of the company's market cap that still remains?

I therefore find it totally puzzling that the proxy advisory services have recommended that shareholders vote for the present slate of directors.

The company has the temerity to falsely and irresponsibly attack me, impugning my motives and integrity, after the losses that other shareholders and I have incurred.

The choice for the shareholders is not between management and the slate I proposed, but between the present board and the nominees that I am proposing.

As I previously stated, on February 24 of this year, Steven Plochocki, the Company's Chief Executive Officer, exercised options for 92,500 shares and sold all but 4,000 of them the same day for $43.99 per share, yielding a gain of more than $2,000,000.  Members of management own less than 10,000 shares each.  You, the shareholders, should ask Steven Plochocki, Paul Holt and James Sullivan to explain why they prefer to be supervised by the present board rather than my slate of nominees, Murray F. Brennan, M.D., Patrick B. Cline, Thomas R. DiBenedetto, Ian A. Gordon, Lieutenant General (Ret) John "Mike" McDuffie, and John "Jack" Mueller, in addition to myself, who clearly will be answerable to all the shareholders.

 I have described the performance of the present board in my filings.  If you truly want to protect your investment from further deterioration, you should hold the present board accountable.

It has been difficult, but I have worked hard to put together a compelling slate of highly qualified, distinguished directors who will be answerable to all shareholders, instead of the present board.

I hope that I have fully fulfilled my fiduciary responsibility to the shareholders.

Please read the definitive proxy statement and other materials posted at www.abetterqsii.com and support the outstanding slate of nominees I have nominated for election at Quality Systems' annual shareholders' meeting on August 16, 2012.   Then call AST Phoenix Advisors at (800) 581-4729 for information on how to vote the GOLD proxy card. If you have voted the white proxy card, you can revoke it by voting and returning the GOLD proxy card TODAY.

Sincerely,

Ahmed D. Hussein